EX. 99.77O-Transactions effected pursuant to Rule 10f-3

1.      Name of Underwriter From Who Purchased:

        First Boston
        Merrill Lynch
        ABN AMRO


2.      Name of Underwriting syndicate members:

        Goldman Sachs & Co.
        ABN AMRO Rothschild LLC
        Banc of America Securities
        Merrill Lynch
        UBS Warburg


3.      Name of Issuer:

        Reliant Resources, Inc.


4.      Title of Security:

        Reliant Resources, Inc.


5.      Date of First Offering:

        04/30/01


6.      Dollar Amount Purchased:

        $594,000.00


7.      Number of Shares Purchased:

        19,800 Shares


8.      Price Per Unit:

        $30.00

9.      Resolution Approved by the Board of Tustees: